EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163704 and 333-170505 on Form F-3 and Registration Statement Nos. 333-146839, 333-143358, 333-132520, 333-110704, 333-101775, 333-84152, 333-168054 and 333-168055 on Form S-8 of our reports dated March 16, 2011, relating to the consolidated financial statements of Amarin Corporation plc and subsidiaries, and our report relating to the effectiveness of Amarin Corporation plc’s internal control over financial reporting dated March 16, 2011 (which report expresses an adverse opinion on the effectiveness of Amarin Corporation plc’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Amarin Corporation plc for the year ended December 31, 2010.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 16, 2011